EXHIBIT 4.3

AMARIN CORPORATION PLC

2008 LONG TERM INCENTIVE AWARD

Section 1. Details of Award

This AWARD AGREEMENT (the “Award Agreement”) is entered into and made effective as of May 20, 2008 between Amarin Corporation plc (the “Company”), and Dr Declan Doogan of Stonington, Connecticut, USA (“Optionee”) and together with a number of other award agreements on substantially similar terms shall constitute the Amarin Corporation plc 2008 Long Term Incentive Plan (the “Plan”) which is intended to operate as an “employees’ share scheme” within Section 743 of the Companies Act 1985. This Award is granted on the terms set out in this Award Agreement. The Company intends that this Award not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Award Agreement shall be so administered and construed. Further, the Company may modify this Award Agreement and this Award to the extent necessary to fulfil this intent.

(a)	Number of Shares under Option (“Options”): 400,000

(b)	Per Share Purchase Price: $2.60

(c)	Grant Date: May 20, 2008

(d)	Date Options Become Exercisable (Vesting):

Number of Ordinary Shares of £1 each	Exercise Dates

133,334	May 20, 2009

133,333	May 20, 2010

133,333	May 20, 2011

Section 2. Purpose

The Options are intended to promote the interests of the Company and its shareholders by aiding the Company in retaining a key individual capable of assuring the future success of the Company, offering such individual incentives to put forth maximum efforts for the success of the Company’s business and affording such individual an opportunity to acquire a proprietary interest in the Company. The Options provide a means by which the Optionee may acquire Shares of the Company, subject to the conditions and restrictions contained in this Award Agreement.

Section 3. Definitions

The following terms shall have the meanings set forth below:

(a)	“ADSs” shall mean the American Depositary Shares, representing ordinary shares of the Company, issued under the Company’s American Depositary Receipt facility.

(b)	“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(c)	“Applicable Laws” means the legal and regulatory requirements relating to stock options, if any, pursuant to English Law, U.S. state corporate laws, U.S. federal and state securities laws, the Code and the rules of any applicable stock exchange.

(d)	“Award” shall mean this award of Options granted under the Plan.

(e)	“Award Agreement” shall mean this award agreement evidencing this Award.

(f)	“Board” shall mean the Board of Directors of the Company.

(g)	“Cause” shall mean willful misconduct with respect to, or that is harmful to, the Company or any of its Affiliates including, without limitation, dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct (including, without limitation, conviction for a felony), in each case as reasonably determined by the Committee.

(h)	“Code” shall mean the United States of America Internal Revenue Code of 1986 as amended from time to time, and any regulations promulgated thereunder.

(i)	“Committee” shall mean the Remuneration Committee of Directors designated by the Board.

(j)	“Company” shall mean Amarin Corporation plc (an English company, registered number 2353920) and any successor corporation.

(k)	“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) vacation, sick leave, military leave or any other leave of absence approved by Company management or the Committee, provided that such leave is for a period of not more than ninety (90) days or such longer period as is separately approved by the Committee, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (ii) transfers between locations of the Company or between the Company, its Affiliates or their respective successors.

(l)	“Control” means the ownership of more than (40)% of the issued share capital or other equity interest of the Company or the legal power to direct or cause the direction of the general management and policies of the Company.

(m)	“Director” shall mean a member of the Board.

(n)	“Employee” means any person, including officers and/or Directors (who meet the requirements of this Section), employed by the Company or any Affiliate of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by Company management or the Committee in its discretion, subject to any requirements of the Code. The payment of a Director’s fee by the Company to a Director shall not alone be sufficient to constitute “employment” of such Director by the Company.

(o)	“Fair Market Value” shall mean, as of any date, the fair market value of Shares determined as follows:

(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange, or, if there is more than one such system or exchange, the system or exchange with the greatest volume of trading in Shares for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)	If the Shares are quoted on the NASDAQ (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(p)	“Grant Date” shall mean May 20, 2008.

(q)	“Option” shall mean an option granted under Section 6(a) of this Award Agreement.

(r)	“Optionee” shall mean Dr Declan Doogan of Stonington, Connecticut, USA.

(s)	“Parent” shall have the meaning set forth in Section 424(e) of the Code or any successor provision.

(t)	“Person” shall mean any individual, corporation, partnership, association or trust.

(u)	“Plan” shall mean the Award Agreement together with other award agreements on substantially similar terms constituting the Amarin Corporation plc 2008 Long Term Incentive Plan.

(v)	“Share” or “Shares” shall mean the Company’s ordinary shares of £1 each or any ADSs (or equivalent security) as the case may be. If at any time ADSs are registered under the Securities Exchange Act of 1934, at least two members of the Committee shall qualify as non-Employee Directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3.

(w)	“Subsidiary” of the Company shall have the meaning set forth in Section 424(f) of the Code or any successor provision.

Section 4. Administration

(a)	Power and Authority of the Committee. The Award shall be administered by the Committee. Subject to the express provisions of this Award Agreement and to applicable law, the Committee shall have full power and authority to:

(i)	determine the Fair Market Value of the Shares, in accordance with the provisions of this Award Agreement;

(ii)	approve documents, forms of agreement and notices for use in relation to this Award Agreement;

(iii)	construe and interpret the terms of this Award Agreement;

(iv)	determine whether and under what circumstances an Award may be settled in Shares or other consideration instead of cash; and

(v)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Award.

Unless otherwise expressly provided in this Award Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon the Optionee and any beneficiary of the Award.

(b)	Delegation. The Committee may delegate its powers and duties under this Award Agreement to one or more Directors or to one or more officers of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

(c)	Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under this Award Agreement.

(d)	Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on the Optionee.

(e)	Liability; Indemnification. No member of the Committee, no member of the Board, or any individual to whom duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to this Award, and each member of the Committee and of the Board shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to such action, interpretation or determination, to the extent permitted by applicable law.

Section 5. Shares Available for Awards

(a)	Shares Available. Subject to adjustment as provided in Section 5(b) of this Award Agreement, this Award shall be in respect of 400,000 Shares to be issued in satisfaction of this Award may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise.

(b)	Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that are the subject of this Award and (ii) the purchase or exercise price with respect to this Award; provided, however, that the number of Shares covered by this Award or to which this Award relates shall always be a whole number.

Section 6. Award

(a)	Options. The Committee hereby grants this Award to the Optionee on the terms and conditions set out at Section 1 above and on the following terms and conditions:

(i)	Exercise Price. Subject to the adjustment provisions above, the purchase price per Share purchasable under an Option is set out at Section 1(b) above; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of such Option.

(ii)

Consideration. The consideration to be paid for the Shares to be issued upon exercise of this Award, including the method of payment, shall be determined by the Committee and may consist entirely of (a) cash or check, (b) cancellation of indebtedness of the Company to the Optionee, (c) promissory note (subject to approval by the Company, and provided that such note is for a term of not greater than five years and provides for a fair market rate of interest), (d) surrender of other Shares that (i) have been owned by the Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by the Optionee as to which such Option shall be exercised, (e) if there is a public market for the Shares and they are registered under the Securities Act, delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes, (f) any combination of the foregoing methods of payment, or (g) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws and as determined by the Committee. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.

(iii)	Option Term. Except as otherwise provided herein, the Options shall have a term of ten years from the Grant Date.

(iv)	Time and Method of Exercise. Vested Options may be exercised by written notice on the Company’s standard form delivered to the Company Secretary, Amarin Corporation plc, specifying the number of Shares to be purchased and tendering payment in full. Various payment methods are available, including cash, certified or cashier’s check or tender of other fully paid, freely transferable and unencumbered Shares. Contact the Company Secretary for additional information regarding exercise methods.

(v)	Vesting Schedule. Except as authorized by the Committee as permitted under the terms of this Award Agreement, no Option will be exercisable until it has vested. The vesting schedule is set out at Section 1(d) above.

(vi)	Acceleration of Vesting. If any person or company (either alone or together with any person or company acting in concert with him or it) (an “Acquiring Company”):-

(A)	obtains Control of the Company, or

(B)	having such Control, makes a general offer to acquire all the Shares of the Company (other than those which are already owned by him and/or any person acting in concert with him) (together a “Change of Control”), then, in the event of any such Change of Control any part of this Award that has not vested at the date of such change shall be deemed to vest immediately before such Change of Control and all Options will, unless otherwise agreed between the shareholders of the Company and the Acquiring Company, thereafter lapse twelve months following the Change of Control.

Notwithstanding this Section 6(a)(vi), and for the avoidance of doubt, any investment(s) and any and all purchases of the Company’s securities pursuant to the Securities Purchase Agreement between the Company and various investors including Sofinnova and Orbimed dated May 13, 2008 (the “SPA”) shall not constitute a Change of Control for the purposes of this Award Agreement and vesting of this Award shall not be accelerated and Options shall not lapse as a result of any such investment(s) or purchases pursuant to the SPA.

The Committee may additionally also accelerate the vesting of outstanding Options at such times and in such amounts as it determines in its sole discretion.

(vii)	Replacement of Options. If an Acquiring Company obtains Control of the Company as a result of making:

(A)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by the Acquiring

Company and/or by its holding company and/or any subsidiary of it or its holding company) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or otherwise obtains Control of the Company through any other form of general offer; or

(B)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 899 of the UK Companies Act 2006; or

(C)	becomes bound or entitled to acquire the Shares under Sections 974 to 991 of the UK Companies Act 2006;

then the Optionee may at any time within the appropriate period, by agreement with the Acquiring Company, release each subsisting Option he holds which has not lapsed in accordance with any other provisions of this Award Agreement (‘the Old Option’) in consideration of the grant to him of a new Option (‘the New Option’). ‘The appropriate period’ means; in a case falling within (A) above, the period of twelve months beginning with the time when the Acquiring Company has obtained Control of the Company and any condition subject to which the offer is made is satisfied; in a case falling within (B) above, the period of twelve months beginning with the time when the court sanctions the compromise or arrangement; and in a case falling within (C) above, the period during which the Acquiring Company remains bound or entitled as mentioned in that paragraph.

The New Option shall:

(A)	be over shares in the Acquiring Company, a company having Control over the Acquiring Company, or a company which is or has Control of a company which is a member of a consortium owning either the Acquiring Company or a company having control of the Acquiring Company;

(B)	have an Option price calculated by reference to the consideration paid for the issued Shares of the Company such that all the Optionee’s Shares under option are valued in the same manner as the issued shares of the Company so acquired by the Acquiring Company;

(C)	be otherwise identical in terms to the Old Option; and

(D)	for all other purposes of this Award Agreement, be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted.

(viii)	Procedure for Exercise; Rights as a Shareholder. An Option shall be deemed to be exercised when (A) written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised; and (B) (where appropriate) the Optionee has received clearance to exercise such Option in accordance with the Company’s share dealing code. An Option may not be exercised for a fraction of a Share. Full payment may, as authorized by the Committee, consist of any consideration and method of payment as described above. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate within 28 days upon exercise of the Option. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter are be available for exercise under the Option, by the number of Shares as to which the Option is exercised.

(ix)	Effect of Termination.

(A)	Termination for Cause. Notwithstanding the above, and unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated for Cause the Option shall expire immediately, and shall not be exercisable with respect to any additional Shares covered by the Option.

(B)	Death or Disability. Unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated by reason of death or permanent and total disability, to the extent the Option is then vested and exercisable, it shall be exercisable for twelve months following the date of the Optionee’s death or permanent and total disability. In the case of the Optionee’s death, his or her designated beneficiary or estate may exercise the Option by giving written notice to the Committee stating the number of Shares with respect to which the Option is being exercised and contemporaneously tendering payment, in cash, for the Shares. For purposes of this Award, “permanent and total disability” shall mean that the Committee has determined that the Optionee is disabled within the meaning of Section 22(e)(3) of the Code. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(a)(iii).

(C)	Other Termination. Unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated for any reason other than for Cause, death or permanent and total disability, any part of this Award that has not vested at the date of such termination shall be deemed to vest immediately before the date of such termination and all Options shall be exercisable for twelve months following the date of such termination. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(a)(iii).

(b)	General

(i)	No Cash Consideration for the Award. The Award shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)	Limits on Transfer of the Award. The Award shall not be, and no right under the Award shall be, transferable by the Optionee otherwise than by will or by the laws of descent and distribution relevant to the Optionee, or to the Optionee’s family member (as defined in Section 1(a)(5) of General Instruction A to Form S-8 promulgated under the US Securities Exchange Act of 1934, as amended) as a gift or under a domestic relations order (as defined in Section 414(p) of the Code) and the Company shall not be required to recognize any attempted assignment of such rights by the Optionee. The Award or right under the Award shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible by the Optionee’s guardian or legal representative as set forth above. The Award or any right under the Award may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(iii)	Restrictions; Securities Exchange Listing. All Shares or other securities delivered pursuant to this Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under this Award Agreement, Applicable Laws, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by the Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7. Amendment and Termination; Adjustments

(a)	Amendments to the Awards. The Committee may waive any conditions of or rights of the Company under this Award, prospectively or retroactively. Except as otherwise provided in the Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate this Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of this Award, without the written consent of the Optionee or holder or beneficiary thereof. Notwithstanding any other provision of the Award Agreement, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination of the Award shall be made that, absent such approval would violate the rules or regulations of the NASDAQ National Market System or any securities exchange that are applicable to the Company.

(b)	Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Award Agreement in the manner and to the extent it shall deem desirable to carry the Award Agreement into effect.

Section 8. Income and Other Withholdings

In order to comply with all applicable federal or state income tax laws and social security contributions or regulations and (where applicable) the laws and regulations of the United Kingdom and the United States of America and any other relevant country, the Company or any Affiliate may take such action as it deems appropriate to ensure that all applicable national, federal or state payroll, withholding, income or other taxes and social security contributions, which are the sole and absolute responsibility of the Optionee, are withheld or collected from the Optionee and the Optionee consents to any such actions by signing this Award Agreement. In order to assist an Optionee in paying all or a portion of any such taxes or social security contributions to be withheld or collected upon exercise, release or cancellation of the Award or in respect of Shares acquired pursuant to the Award or receipt of (or the lapse of restrictions relating to) the Award, the Optionee agrees that the Company or any Affiliate may withhold any such tax or social security liability from any salary and/or other payment due to him at any time or may require immediate payment by the Optionee in cleared funds and/or may sell shares acquired pursuant to the exercise of the Options on behalf of the Optionee that are equal in value to tax or social security due. The Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Optionee to satisfy tax obligations and social security contributions by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) the Award with a Fair Market Value equal to the amount of such taxes and social security contributions or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) the Award with a Fair Market Value equal to the amount of such taxes and social security contributions. Shares withheld or delivered shall be valued at their Fair Market Value as determined by the Committee, in its discretion, as of the date when income is required to be recognized for income tax purposes. The Optionee shall, if so required by the Company or his employer, enter into an agreement or election for the transfer to the employee of the employer’s liability to UK National Insurance Contribution arising on the grant, exercise, assignment or cancellation of any stock option pursuant to the applicable law for the time being.

Section 9. General Provisions

(a)	No Rights to Awards. Neither the Optionee nor any other Person shall have any claim to be granted any further award under the Plan or this Award Agreement, and there is no obligation for uniformity of treatment between the Optionee or holders or beneficiaries of other awards under the Plan. The terms and conditions of other awards need not be the same with respect to any other Person.

(b)	Award Agreement. The Optionee will not have rights under the Award granted to the Optionee pursuant to this Award Agreement unless and until the Award Agreement shall have been duly executed on behalf of the Company and signed by the Optionee.

(c)	No Limit on Other Compensation Arrangements. Nothing contained in this Award Agreement shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	No Right to Employment. The grant of the Award shall not be construed as giving the Optionee the right to be retained as an Employee or Director of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment relationship at any time, at will, with or without Cause. In addition, the Company or an Affiliate may at any time terminate the Optionee’s employment relationship with the Company or an Affiliate free from any liability or any claim under this Award Agreement, unless otherwise expressly provided in this Award Agreement.

(e)	Data Protection Consent. The Optionee hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Optionee understands that the Company and its Affiliates hold certain personal information about him, including his name, home address and telephone number, date of birth, national insurance/social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour (“Data”). The Optionee further understands that the Company and its Affiliates shall transfer Data as necessary for the purposes of this Award and may further transfer Data to any third parties assisting the Company and/or its Affiliates in relation to this Award. The Optionee understands that recipients of Data may be located in the European Economic Area or elsewhere. The Optionee authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Award, in electronic or other form, for the purposes of implementing, administering and managing this Award.

(f)	Governing Law. The validity, construction and effect of this Award Agreement, and any rules and regulations relating to this Award, shall be determined in accordance with the laws of England. Notwithstanding the foregoing, to the extent that the Award is made in respect of ADS’s or ADS’s are issued in the United States of America, the validity construction and effect of this Award Agreement, and any rules and regulations relating to this Award, shall be determined in accordance with the laws of the State of New York, United States. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

(g)	Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award shall remain in full force and effect.

(h)	No Trust or Fund Created. This Award shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Optionee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j)	Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

(k)	Stockholder Rights. The Optionee or other person or entity exercising the Option shall have no rights as a stockholder of record of the Company with respect to Shares issuable upon the exercise of the Option until such certificate representing Shares, registered in the Optionee’s name have been issued to the Optionee.

(l)	Notices. Notices required or permitted to be made under this Award Agreement shall be sufficiently made if sent by overnight courier, registered or certified mail, return receipt requested, facsimile or first class mail addressed to the Committee at its offices, which notice shall effective upon its receipt. Each notice shall be addressed to (i) the Optionee at the Optionee’s last know address as set forth in the books and records of the Company or an Affiliate, if any, or (ii) the Company or the Committee at the principal office of the Company.

(m)	Additional Information. If you would like any additional information relating to this Award, or documents that have been filed by the Company with the Securities and Exchange Commission (including the Company’s latest annual report, the description of ordinary shares (represented by ADRs), and any other reports filed by the Company pursuant to the Securities and Exchange Act of 1934, all of which are incorporated by reference herein), you may obtain them without charge, upon written or oral request to the Company Secretary in Dublin, who may be reached at Amarin Corporation plc, First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Fax No +353 (1) 6699 028.

Section 10. Term of the Plan

No Award shall be granted under the Plan after the Grant Date. However, this Award granted pursuant to the Plan may extend beyond such date.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Award Agreement as a deed as of the day and year first above written.

SIGNED AS A DEED		SIGNED AS A DEED
by AMARIN CORPORATION plc		by MR DECLAN DOOGAN
Acting by:
		Signature:	/s/ D. Doogan
Signature of Director:	/s/ A. Russell-Roberts
in the presence of:

Print name of Director: Mr Anthony Russell-Roberts		Witness:
		Signature	/s/ Tom Maher
in the presence of:
		Name	Tom Maher
Witness:
Signature	/s/ Heather Baxter	Address	First Floor, Block 3,

Name	Heather Baxter		The Oval, Shelbourne Road

Address	19 Elora Road		Ballsbridge, Dublin 4

High Wycombe

Buckinghamshire, HP13 7LL